Exhibit 10.1

Execution Copy

ENHANCED RETURN FUNDING PROGRAM AGREEMENT

AND

AMENDMENT NO. 1

TO THE

FIFTH AMENDED AND RESTATED ADVISORY AGREEMENT

THIS ENHANCED RETURN FUNDING PROGRAM AGREEMENT AND AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED ADVISORY AGREEMENT (this “ERFP Agreement”) is dated and effective as of January 15, 2019 (the “Effective Date”) by and among BRAEMAR HOTELS & RESORTS INC., a Maryland corporation (“Braemar” or the “Company”), BRAEMAR HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), BRAEMAR TRS CORPORATION, a Delaware corporation (“Braemar TRS”), ASHFORD INC., a Maryland corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company (“Ashford LLC” and, together with Ashford Inc., the “Advisor”), which is the operating company of Ashford Inc.  All capitalized terms appearing herein that are not otherwise defined shall have the meanings ascribed to them in the Fifth Amended and Restated Advisory Agreement dated as of April 23, 2018 by and among the parties hereto (as amended from time to time (including pursuant to this ERFP Agreement), the “Advisory Agreement”).

WHEREAS, Braemar, through its interest in the Operating Partnership, is in the business of investing in the hospitality industry, primarily in high revenue per available room luxury hotels (for purposes hereof, unless the context otherwise requires, the term “Company” shall collectively include Braemar and the Operating Partnership);

WHEREAS, the parties hereto entered into the Advisory Agreement, pursuant to which the Advisor agreed to perform certain advisory services identified in such agreement, on behalf of, and subject to the supervision of, the board of directors of Braemar (the “Board of Directors”), in exchange for the compensation set forth therein;

WHEREAS, the Advisory Agreement provides for certain investments to be made from time to time by Ashford LLC to the Company;

WHEREAS, the Advisor, each TRS (as defined below) and the Company desire to (i) provide for and agree upon the terms and conditions with respect to Enhanced Return Investments (as defined below) that may be made by Ashford LLC to a TRS and (ii) amend the Advisory Agreement as set forth herein;

WHEREAS, the Advisor, each TRS and the Company intend for this ERFP Agreement to provide a continuing, long-term, mutually beneficial relationship between the parties (including by facilitating a potential increase in the number of hotel assets owned by the Operating

Partnership and a potential related increase in the aggregate fees payable to Advisor), and agree to act in good faith to renew or extend the term of this ERFP Agreement for so long as it continues to be in the best interest of each of the parties hereto; and

WHEREAS, the independent directors of each of the board of directors of Ashford Inc. and the Board of Directors have reviewed this ERFP Agreement and the terms and conditions set forth herein and have deemed this ERFP Agreement and such terms and conditions to be advisable and in the best interests of Ashford Inc. and the Company, respectively.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this ERFP Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. DEFINITIONS

“Advisor” shall have the meaning set forth in the preamble.

“Advisory Agreement” shall have the meaning set forth in the preamble.

“Aggregate ERFP Amount” shall have the meaning set forth in Section 2.01(a).

“Applicable Two Year Period” shall have the meaning set forth in Section 2.02(a).

“Applicable TRS” shall have the meaning set forth in Section 2.01.

“Ashford Inc.” shall have the meaning set forth in the preamble.

“Ashford LLC” shall have the meaning set forth in the preamble.

“Ashford Services” shall mean Ashford Hospitality Services LLC.

“Board of Directors” shall have the meaning set forth in the recitals.

“Braemar” shall have the meaning set forth in the preamble.

“Cash Threshold” shall have the meaning set forth in Section 2.03.

“Commitment Request Date” shall have the meaning set forth in Section 2.01(d).

“Company” shall have the meaning set forth in the preamble.

“Confirmation Notice” shall have the meaning set forth in Section 2.01(d).

“Default Notice” shall have the meaning set forth in Section 2.01(e).

“Defaulted Funding Amount” shall have the meaning set forth in Section 2.01(e).

“Deloitte” shall mean Deloitte & Touche LLP.

“Disposition Replacement Event” shall have the meaning set forth in Section 2.02(b).

“Effective Date” shall have the meaning set forth in the preamble.

“Enhanced Return Hotel Asset” shall have the meaning set forth in Section 2.01.

“Enhanced Return Investment” shall have the meaning set forth in Section 2.01.

“Enhanced Return Investment Size” shall have the meaning set forth in Section 2.01(b).

“ERFP Agreement” shall have the meaning set forth in the preamble.

“FF&E” shall have the meaning set forth in Section 2.01.

“Initial Term” shall have the meaning set forth in Section 3.01.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Previously Repaid Amounts” shall have the meaning set forth in Section 2.02(a).

“Project Management Agreement” shall mean the Braemar Master Project Management Agreement dated as of August 8, 2018, by and between Braemar TRS Corporation and Project Management, LLC.

“Renewal Term” shall have the meaning set forth in Section 3.01.

“Repayment” shall have the meaning set forth in Section 2.02(a).

“Repayment Event” shall have the meaning set forth in Section 2.02(a).

“Required FF&E Acquisition Date” shall have the meaning set forth in Section 2.01(c).

“TRS” shall mean (i) Braemar TRS and its subsidiaries or (ii) each of one or more to-be-specified taxable REIT subsidiaries (as defined in Section 856(l) of the Internal Revenue Code of 1986, as amended, as to the Company) of the Operating Partnership and, as to a to-be-specified taxable REIT subsidiary, each of its subsidiaries.

“Unrestricted Cash Balance” shall mean the unrestricted cash of Ashford LLC; provided, that any cash or working capital of Ashford Inc. or its other subsidiaries, including without limitation, Ashford Services, shall be included in the calculation of “Unrestricted Cash Balance” if such funds have been contributed, transferred or loaned from Ashford LLC to Ashford Services or such other subsidiaries for the purpose of avoiding, hindering or delaying Ashford LLC’s obligations under this ERFP Agreement (it being understood that good faith loans or advances to, or investments in, Ashford Services’ or such other subsidiaries’ existing business or new services or other businesses, or the provision of working capital to Ashford Services or such other subsidiaries generally consistent with Ashford Services’ or such other subsidiaries past practices, shall not be deemed to have been made for the purpose of avoiding, hindering or delaying Ashford LLC’s obligations under this ERFP Agreement).

ARTICLE II. ENHANCED RETURN INVESTMENTS

Section 2.01                             Terms and Conditions of Enhanced Return Investments.  Subject to the terms and conditions of this ERFP Agreement, Ashford LLC hereby agrees to purchase and lease to TRS certain furniture, fixtures and equipment (“FF&E”) for use at (i) real property assets recommended by Ashford LLC for acquisition by the Operating Partnership or its subsidiaries (each an “Enhanced Return Hotel Asset”) or (ii) other real property assets owned by the Operating Partnership or its subsidiaries (each such FF&E acquisition pursuant to the foregoing clauses (i) and (ii), an “Enhanced Return Investment”), which investments shall be used (x) to facilitate the acquisition of Enhanced Return Hotel Assets by the Operating Partnership or its subsidiaries on the terms set forth herein and (y) by a TRS (any such TRS with respect to any such real property asset, an “Applicable TRS”). Ashford LLC shall grant the Applicable TRS the right to use the FF&E at any such real property asset leased by such Applicable TRS as contemplated by Section 2.06.

(a)                                 Aggregate Amount of ERFP Investments.  Subject to the terms and conditions of this ERFP Agreement, Ashford LLC agrees to make Enhanced Return Investments pursuant to this ERFP Agreement in an aggregate amount of fifty million dollars ($50,000,000) or, upon the further written agreement of both Ashford LLC and the Operating Partnership, an aggregate amount of up to one hundred million dollars ($100,000,000) (either of the foregoing, as the case may be, the “Aggregate ERFP Amount”).

(b)                                 Size of Each ERFP Investment.  Each Enhanced Return Investment shall be an amount equal to ten percent (10%) of the publicly disclosed purchase price of the applicable Enhanced Return Hotel Asset (excluding any net working capital and transferred FF&E reserves of such Enhanced Return Hotel Asset), on a per transaction basis; provided that, notwithstanding the foregoing, in the event that the acquisition of an Enhanced Return Hotel Asset is proposed to be made at a time at which, immediately prior to the consummation of such acquisition, there exists a Sold ERFP Asset Amount, then the Enhanced Return Investment shall be an amount equal to the product of (i) ten percent (10%) and (ii) the amount by which (A) the publicly disclosed purchase price of such Enhanced Return Hotel Asset (excluding any net working capital and transferred FF&E reserves of such Enhanced Return Hotel Asset) exceeds (B) the Sold ERFP Asset Amount (the amount determined pursuant to this Section 2.01(b), the “Enhanced Return Investment Size”).

(c)                                  Investment Form.  Enhanced Return Investments shall be made in the form of the acquisition by Ashford LLC of FF&E from an Applicable TRS or as directed by an Applicable TRS, and shall be funded by Ashford LLC on the date that the Operating Partnership or Applicable TRS reasonably requests such FF&E to be acquired; provided that Braemar shall provide reasonable advance notice to Ashford LLC with respect to the proposed date of any acquisition of such FF&E by Ashford LLC and of the initial allocation of value of the FF&E proposed to be acquired; and provided further that any such acquisition of FF&E shall be made no later than 24 months from the date of acquisition of the applicable Enhanced Return Hotel Asset; provided, however, that in the event the Enhanced Return Investment Size exceeds such initial allocation, any remaining Enhanced Return Investment shall be made in the form of the acquisition of future FF&E at such identified Enhanced Return Hotel Asset or other real property asset mutually agreed upon by the Company and Advisor (and, in the event that FF&E has not been so acquired within such period, Ashford LLC shall have no further obligation to fund the acquisition of FF&E in respect of such Enhanced Return Hotel Asset hereunder) (the date of required acquisition of any FF&E as determined pursuant to this sentence, the “Required FF&E Acquisition Date”).  If any FF&E subject to this Section 2.01 is not initially purchased by Ashford LLC, the Operating Partnership or its subsidiaries or the Applicable TRS hereby agrees to transfer ownership of any such FF&E to Ashford LLC promptly upon acquisition or identification thereof and payment therefor by Ashford LLC, and thereafter such FF&E shall be deemed to be FF&E in respect of the applicable Enhanced Return Hotel Asset for all purposes hereunder.  The Applicable TRS and Ashford LLC hereby agree that in the event the Applicable TRS elects to cause Ashford LLC to acquire FF&E for use at any real property asset leased by the Applicable TRS other than the applicable Enhanced Return Hotel Asset, such real property asset (i) shall be leased by the Applicable TRS and (ii) shall not itself be considered an Enhanced Return Hotel Asset solely by virtue of the Applicable TRS having received funding from Ashford LLC attributable to its acquisition of any such FF&E.  For the avoidance of doubt, any FF&E acquired by Ashford LLC with respect to a particular Enhanced Return Hotel Asset must be used by the same Applicable TRS or a TRS that is in the same affiliated group, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, of the Applicable TRS that owns such particular Enhanced Return Hotel Asset.

(d)                                 Confirmation Notice.  No later than six weeks prior to the date that the Operating Partnership or its subsidiary reasonably expects to consummate the acquisition of an Enhanced Return Hotel Asset, the Operating Partnership shall notify Ashford LLC in writing (the date of such notice, the “Commitment Request Date”) of its request that Ashford LLC commit to fund the Enhanced Return Investment with respect to such acquisition, and the expected date of the closing of the acquisition of such Enhanced Return Hotel Asset.  Ashford LLC shall notify the Operating Partnership in writing no later than one week after the Commitment Request Date as to whether the conditions to funding set forth in Section 2.03(a) are satisfied as of the date of Ashford LLC’s notice (in the event such written notice confirms the funding conditions are satisfied as of the date of such notice, the “Confirmation Notice”).  During and after such one-week period, the Operating Partnership shall provide Ashford LLC with such additional information with respect to such Enhanced Return Hotel Asset as Ashford LLC may reasonably request.

(e)                                  Defaulted Funding.  In the event Ashford LLC delivers a Confirmation Notice and Ashford LLC thereafter fails to fund the acquisition of FF&E on the Required FF&E Acquisition Date for any reason other than a failure, as of the Required FF&E Acquisition Date, of the conditions to funding described in Section 2.03(a)(i), Section 2.03(a)(ii) or Section 2.03(a)(iii) hereof (such unfunded Enhanced Return Investment, the “Defaulted Funding Amount”), then (i) the Operating Partnership shall promptly notify Ashford LLC in writing of its failure to fund (the “Default Notice”) and (ii)(A) in the event that the acquisition of the applicable Enhanced Return Hotel Asset has been or is consummated by the Operating Partnership or its subsidiaries notwithstanding such funding failure, Ashford LLC shall pay to the Applicable TRS that leases the applicable Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the Defaulted Funding Amount (and Ashford LLC shall acquire the related FF&E as if Ashford LLC has made such Enhanced Return Investment in the amount of the Defaulted Funding Amount) or (B) in the event that the acquisition of the proposed Enhanced

Return Hotel Asset is not consummated and the Operating Partnership or its subsidiaries forfeits its non-refundable deposit, Ashford LLC shall pay to the Applicable TRS that would have leased the proposed Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the sum of (a) the non-refundable deposit paid by the Operating Partnership or its subsidiaries with respect to such proposed Enhanced Return Hotel Asset and (b) the transaction expenses reasonably incurred and documented by the Operating Partnership and its subsidiaries in connection with such abandoned transaction.  From and after the date that is ninety (90) days after the date of the Default Notice, the Company shall have the right, in its sole discretion, without additional prior notice to the Advisor, to set off, take and pay over to the Applicable TRS any monies due and payable by the Company to the Advisor pursuant to this ERFP Agreement or the Advisory Agreement to satisfy the payment of all amounts due and payable by the Advisor to the Applicable TRS pursuant to the immediately preceding sentence and shall pay such amounts immediately to the Applicable TRS (provided that, for the avoidance of doubt, such right of setoff shall apply only if Ashford LLC (i) has delivered a Confirmation Notice, (ii) has failed to fund as of the applicable Required FF&E Acquisition Date and (iii) has not notified the Operating Partnership in writing and in good faith that its failure to fund was the result of the failure of the funding conditions set forth in Section 2.03(a)(i), Section 2.03(a)(ii) or Section 2.03(a)(iii)).  The Operating Partnership shall notify the Advisor in writing promptly after any exercise of setoff rights hereunder setting forth in reasonable detail the amounts so set off.  Upon any such setoff in full of amounts owed by Ashford LLC to the Operating Partnership under Section 2.01(c) and if described in Section 2.01(e)(ii)(A), Ashford LLC shall acquire the related FF&E as if Ashford LLC has made such Enhanced Return Investment in the amount of the Defaulted Funding Amount.  The Applicable TRS’s rights set forth in this Section 2.01(e) shall be the sole and exclusive remedy of the Company or any of its subsidiaries for any losses resulting from any breach of this ERFP Agreement by the Advisor.

Section 2.02                             Repayment Events.

(a)                                 With respect to any acquisition of FF&E by Ashford LLC pursuant to this ERFP Agreement, if prior to the date that is two years after such acquisition (the “Applicable Two Year Period”), (i) the Company is subject to a Company Change of Control (as defined in the Advisory Agreement) or (ii) the Company or the Advisor terminates the Advisory Agreement and the Company is required to pay the Termination Fee thereunder (each of clauses (i) and (ii), a “Repayment Event”), the Operating Partnership shall pay to Ashford LLC an amount equal to one hundred percent (100%) of any Enhanced Return Investments actually funded by Ashford LLC during such Applicable Two Year Period (less any amount that the Applicable TRS has previously paid to purchase any such FF&E from Ashford LLC, if any (the “Previously Repaid Amounts”)) and any amounts paid to or setoff by Applicable TRS pursuant to Section 2.01(e)(ii)(A) (provided that, with respect to amounts paid to or setoff by Applicable TRS pursuant to Section 2.01(e)(ii)(A), the Operating Partnership shall repay 100% of the Defaulted Funding Amount (and not the 125% thereof that was paid to or setoff by Applicable TRS)).  The amount payable by the Operating Partnership pursuant to this Section 2.02(a) is referred to herein as a “Repayment”).

(b)                                 If the Operating Partnership or its subsidiaries dispose of or cause to be disposed any Enhanced Return Hotel Asset or other real property with respect to which Ashford LLC owns FF&E, including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries (a “Disposition Replacement

Event”), Braemar shall promptly identify, and Ashford LLC shall acquire in exchange for such FF&E, FF&E for use at another real property asset leased by the Applicable TRS and with a fair market value equal to the value of such FF&E as established in connection with such disposition.

(c)                                  Ashford LLC shall convey, at the time of payment by Operating Partnership under Section 2.02(a) or the time of a disposition under Section 2.02(b), all applicable FF&E to (i) with respect to Section 2.02(a), the Applicable TRS and (ii) with respect to Section 2.02(b), the particular transferee of such FF&E with respect to any Enhanced Return Hotel Asset or other real property asset, which conveyances by Ashford LLC shall be treated as a sale of such assets by Ashford LLC for income tax purposes.  The payments required under Section 2.02(a) shall be due and payable on the same date as the occurrence of a Company Change of Control or the termination of the Advisory Agreement, whichever is applicable.

Section 2.03                             Suspension of Ashford LLC’s Obligations.

(a)                                 Notwithstanding anything to the contrary herein, Ashford LLC shall have no obligation to provide any Enhanced Return Investment in the event that (i) the Company or its subsidiaries has materially breached any provision of the Advisory Agreement or this ERFP Agreement (provided that the Company shall be entitled to cure any such breach prior to the applicable Required FF&E Acquisition Date),  (ii) any event or condition has occurred or is reasonably likely to occur which would give rise to a right of termination in favor of the Advisor under the Advisory Agreement or this ERFP Agreement, (iii) there would exist, immediately after such proposed Enhanced Return Investment,  a Sold ERFP Asset Amount, or (iv) (a) Ashford LLC’s Unrestricted Cash Balance is, after taking into account the cash amount anticipated to be required for the proposed Enhanced Return Investment, less than fifteen million dollars ($15,000,000) (the “Cash Threshold”) as of the last day immediately preceding the date a Confirmation Notice would otherwise be due or (b) Ashford LLC reasonably expects, in light of its then-anticipated contractual funding commitments (including amounts committed pursuant to Section 2.01(d) or otherwise committed hereunder but not yet paid) and cash flows, to have an Unrestricted Cash Balance that is less than the Cash Threshold immediately after the expected date of closing of the purchase of the Enhanced Return Hotel Asset; provided, however, with respect to calculating Unrestricted Cash Balance under subparagraph (iv), Ashford Inc. shall be obligated to include in such calculation amounts available to be drawn down under any credit agreement to which Ashford Inc. or its subsidiary, Ashford Hospitality Holdings LLC, is a party and to arrange to make any such amounts available to Ashford LLC under customary intercompany arrangements, if necessary, in order to meet Ashford LLC’s obligation to provide Enhanced Return Investments; provided, further, that Ashford Inc. and Ashford LLC shall not be so obligated if Ashford Inc. is unable to satisfy the conditions to funding contained in any such credit agreement as of such closing date or if Ashford Hospitality Holdings LLC or Ashford LLC is unable to satisfy the conditions to funding under its intercompany arrangements (it being understood and agreed that the covenants and events of default under such intercompany arrangements currently are, and with respect to any future intercompany agreements will be, substantially similar in all material respects to the covenants and events of default set forth in any such credit agreement to which Ashford Inc. or its subsidiary, Ashford Hospitality Holdings LLC, is a party).  In the event that Ashford LLC determines that it is not required to provide any Enhanced Return Investment as a result of Section 2.03(a)(iv), Ashford LLC shall promptly notify Operating Partnership thereof and, upon request,  shall provide to Operating Partnership reasonable access during reasonable business hours to

Ashford LLC’s financial books and records for the purpose of confirming Ashford LLC’s determination that Unrestricted Cash Balance is less than the Cash Threshold as of the relevant time(s) (it being understood, however, that the Company’s offset right set forth in Section 2.01(e) shall apply only in the circumstances set forth in Section 2.01(e)).

(b)                                 The parties hereto agree, in connection with any proposed renewal or extension of this ERFP Agreement, as applicable, or any material change in the Advisor’s business as it exists on the Effective Date, to negotiate in good faith with respect to the amount of the Cash Threshold, based on the growth and future strategic and financial position of Advisor.

Section 2.04                             Commencement and Termination of Ashford LLC’s Funding Obligations.  Unless otherwise agreed by the parties to this ERFP Agreement, Ashford LLC’s obligation to make Enhanced Return Investments pursuant to this ERFP Agreement shall not commence until the date that Advisor and its affiliates shall have received all lender consents required in connection with this ERFP Agreement.  If all such consents have not been received on or before February 28, 2019, this ERFP Agreement shall be deemed to have been void ab initio.

Section 2.05                             Excluded Assets.  The following real property assets shall be ineligible to be the subject of an Enhanced Return Investment:  (i) assets owned by any joint venture; (ii) assets with respect to which all or substantially all reasonable and customary asset management or project management fees are not available; (iii) assets that the Advisor has not recommended be purchased by the Company; (iv) assets located in any jurisdiction outside of the United States; and (v) assets on which the customary tax benefits to the Advisor of treating applicable FF&E as an expense item are not available.

Section 2.06                             Use and Pledge of FF&E.  Ashford LLC shall grant the Applicable TRS the right to use the FF&E purchased by Ashford LLC pursuant to a rent-free lease for a period not to exceed 75% of the economic useful life of the FF&E and upon other mutually agreed terms including the filing by Ashford LLC of a precautionary UCC financing statement if deemed applicable in the sole discretion of Ashford LLC, and, upon request, Ashford LLC will, if permitted by the terms and conditions of any applicable debt agreement applicable to Ashford LLC, grant a first priority security interest in such FF&E to any lender who so requests in connection with the financing by the Company of any real property asset to which such FF&E is applicable and the Advisor agrees to take such further action as may reasonably be requested by the Company or applicable lender in connection with any mortgage or other financing with respect to such FF&E and any real property asset to which such FF&E is applicable.  Upon expiration of any such rent-free lease, Ashford LLC shall convey the applicable FF&E to the Applicable TRS in exchange for the fair market value thereof, payable in cash by the Applicable TRS.

ARTICLE III. TERM AND TERMINATION

Section 3.01                             Term.  Subject to Section 2.04, the initial term of this ERFP Agreement shall be two (2) years from the Effective Date (the “Initial Term”), unless earlier terminated pursuant to the terms of this ERFP Agreement.  At the end of the Initial Term, this ERFP Agreement shall automatically renew for successive one (1) year periods (each such period a “Renewal Term”) unless either the Advisor or the Company provides written notice to the other at least sixty (60) days in advance of the expiration of the Initial Term or Renewal Term, as applicable, that such notifying party intends not to renew the ERFP Agreement.

Section 3.02                             Termination.  This ERFP Agreement may be terminated by the Advisor or the Company in the event such party has a right to terminate the Advisory Agreement or by the Advisor in the event that Advisor is entitled to transfer cash of the Company to the Termination Fee Escrow Account under the Advisory Agreement.

Section 3.03                             Survival.  The following Sections, including the rights and obligations contained therein, shall survive the termination or non-renewal of this ERFP Agreement and shall continue in full force and effect:  Section 2.01(e) (other than if termination of this ERFP Agreement occurs pursuant to Section 3.02), Section 2.02, Section 2.04, the last sentence of Section 2.06, this Section 3.03, Article IV and Section 5.10.  In addition, upon expiration of the Initial Term or a Renewal Term, as the case may be, Ashford LLC shall remain obligated to fund any amounts committed pursuant to Section 2.01(d) prior to such expiration.  For the avoidance of doubt, in the event this ERFP Agreement is deemed to have been void ab initio pursuant to Section 2.04, no provisions of this ERFP Agreement shall survive (other than the obligation to pay amounts required to be paid under Section 2.04 in such event).

ARTICLE IV. RELATED AGREEMENTS

Section 4.01                             Project Management Agreement. The Project Management Agreement shall be amended and restated to provide for the following:

(a)                                 an initial term commencing on the Effective Date and expiring on the ten (10)-year anniversary of such Effective Date;

(b)                                 an agreed to fee schedule for all applicable and identified project management and related services rendered (including architectural services) during the term; and

(c)                                  if agreed to at the time, the Advisor shall provide other additional related project management services at rates consistent with studies prepared by Deloitte (or by a mutually agreed-upon third party).

Section 4.02                             Property Management Agreement.  In the event the Advisor, or one of its subsidiaries, acquires the property management business of Remington Lodging & Hospitality, LLC (or its affiliates) (the “Remington Transaction”), the property management agreement(s) then in effect between the Advisor, or any of its subsidiaries, on the one hand, and the Company, or any of its subsidiaries, on the other hand, shall be amended such that the initial term of such property management agreement(s) shall commence on the closing date of the Remington Transaction and shall expire on the ten (10) year anniversary thereof.

ARTICLE V. AMENDMENTS TO THE ADVISORY AGREEMENT

Section 5.01                             Section 2.7 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“2.7  Asset Management.  The Advisor shall be the Company’s sole and exclusive provider of asset management, project management and other services offered by Ashford Inc. or any of its subsidiaries, with authority to source, evaluate and monitor the Company’s investment opportunities consistent with the Company’s Investment Guidelines, and to direct the operation and policies of the Company, such as managing the Company’s assets and monitoring the operating performance of the Company’s hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company’s hotel real estate investments and other assets to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results.”

Section 5.02                             Section 6.1 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“6.1                         Base Fee.

(a)  The Company shall, on a monthly basis, pay a fee (the “Base Fee”) in an amount equal to 1/12th of the sum of (i) 0.70% of the Total Market Capitalization of the Company for the prior month, plus (ii) the Net Asset Fee Adjustment, if any, on the last day of the prior month during which this Amended Agreement was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee.

(b) The Company shall pay the Base Fee or the Minimum Base Fee on the fifth business day of each month based on the calculation set forth above.”

Section 5.03                             Section 6.2(d) of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“(d) If this Amended Agreement is terminated on a day other than the last trading day of a calendar year, then the Company’s Total Shareholder Return, the Incentive Fee Threshold and the Total Shareholder Return for each Peer Group Member will be calculated using the closing trading price of Company Common Stock and each Peer Group Member’s common stock on the last trading day immediately preceding the date of termination of this Amended Agreement, provided, however, that the

Incentive Fee, if any, shall be calculated assuming that this Amended Agreement was in effect for the full applicable calendar year.”

Section 5.04                             Section 9.2 of the Advisory Agreement is hereby amended by deleting the fourth sentence therein.

Section 5.05                             Section 12.5(b) of the Advisory Agreement is hereby amended by deleting clause (v) therein and renumbering existing clause (vi) as clause (v).

Section 5.06                             Section 14.1 of the Advisory Agreement is hereby amended by adding a new clause (c) after existing clause (b) as follows:

“(c)  The Advisor may also assign this Agreement or pledge and grant a security interest in such Agreement to any lender of the Advisor without the consent of the Company; provided, however, that in advance of such assignment the Advisor and such lender must enter into definitive documentation, pursuant to which the Company shall be an express third-party beneficiary, providing that (i) in the event the lender is required pursuant to the terms of such loan agreement to provide to the Advisor notice of any default or potential default by the Advisor under such loan agreement, the lender shall simultaneously provide such notice to the Company, (ii) the Advisor shall promptly notify the Company upon the Advisor’s reasonable belief or upon its receipt of notice that it is in default under any such loan agreement, (iii) the Company shall have an explicit right to cure, for the account of the Advisor, all actual or potential defaults of the Advisor within the longer of (A) seven business days of such default and (B) the number of days Advisor has to cure such default pursuant to the underlying loan agreement and (iv) the lender shall not take an action, or fail to take any action, that would result in the Company failing to maintain its status as a REIT under the Internal Revenue Code.  Any assignment contrary to this Section 14.1(c) shall be null and void ab initio.”

Section 5.07                             Section 16 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“16                            [Reserved]”

Section 5.08                             Section 19(a) of the Advisory Agreement is hereby amended by deleting subclause (ii)(C) therein and renumbering existing subclause (ii)(D) as subclause (ii)(C).

Section 5.09                             Section 24.1 of the Advisory Agreement is hereby amended as set forth below:

(a)                                 by amending and restating the definition of “G&A Ratio” in its entirety as follows:

““G&A Ratio” means an amount calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable fiscal quarter by each member of a select peer group set forth in Exhibit A hereto (each a “Peer Group Member” and collectively, the “Peer Group”), divided by the total market capitalization of such Peer Group Member (calculated in a materially consistent manner with the calculation of the Total Market Capitalization of the Company or the Advisor provided for hereunder).  The G&A Ratio for each Peer Group Member will be calculated based on the financial information presented in such Peer Group Member’s Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the SEC following the end of the applicable fiscal quarter.  The Peer Group may be modified from time to time as set forth in Section 27.”

(b)                                 by amending and restating the definition of “Gross Asset Value” in its entirety as follows:

““Gross Asset Value” means, with respect to the Company’s assets as of any date, the undepreciated carrying value of all of the Company’s assets including all cash and cash equivalents and capitalized leases and any FF&E leased to the Company or a subsidiary of the Company to facilitate the purchase of any Enhanced Return Hotel Asset as reflected on the most recent balance sheet and accompanying footnotes of the Company filed with the SEC or prepared by the Advisor in accordance with GAAP consistent with its performance of its duties hereunder without giving effect to any impairments plus the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of any assets acquired after the date of the most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the asset) with respect to an asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.”

(c)                                  by deleting the definition of “Key Money Asset Factor”;

(d)                                 by deleting the definition of “Key Money Asset Management Fee”;

(e)                                  by deleting the definition of “Key Money Gross Asset Value”;

(f)                                   by amending and restating the definition of “Net Earnings” in its entirety as follows:

““Net Earnings” means (A) the total Base Fees and Incentive Fees, plus any other revenues reported on the Advisor’s income statement as pertaining to this Amended Agreement, in each case, in accordance with GAAP, including all EBITDA of the Advisor and any of its Affiliates and Majority or Minority Subsidiaries from providing any Additional Services to the Company, the Operating Partnership or any of their Affiliates or Subsidiaries, less (B) the total incremental expenses determined in accordance with, and subject to, Section 6.7, in each case for the LTM Period (adjusted assuming (i) this Amended Agreement was in place for the full LTM Period if it otherwise was not and (ii) all contracts providing for fees owing to the Advisor by the Company were in place for the full LTM Period if they otherwise were not and all fees payable under such contracts shall be annualized as such).

In the event the Advisor acquires a beneficial ownership interest in a Person that reported on its income statement revenues derived from the Company, then the Parties agree that the revenues received by such acquired Person from the Company for the full LTM Period shall be included within clause (A) of this definition of Net Earnings in the same proportion as the Advisor’s beneficial ownership of the acquired Person.

The Parties further agree that fees and expenses payable or reimbursable by the Company to Project Management, LLC and its subsidiaries or Affiliates under the Braemar Master Project Management Agreement dated as of August 8, 2018, by and between Braemar TRS Corporation and Project Management, LLC and any successor or related project management agreement with Project Management, LLC and its subsidiaries or Affiliates along with any associated expenses of Project Management, LLC payable or reimbursable pursuant to the Braemar Master Project Management Agreement shall be included in Net Earnings or otherwise in the calculation of the Termination Fee, Adjusted Termination Fee or Liquidated Damages Amount, in each case for the full LTM Period.

For the avoidance of doubt, the Parties agree that fees and expenses payable or reimbursable by the Company to Remington and its subsidiaries or any other Affiliate of the Advisor under the Amended and Restated Braemar Hotel Master Management Agreement dated as of August 8, 2018, by and between Braemar TRS Corporation and Remington Lodging & Hospitality, LLC and any successor or related hotel management agreement with Remington and its subsidiaries along with any associated expenses of Remington relating to the Amended and Restated Braemar Hotel Master Management Agreement shall not be included in this definition of Net Earnings or otherwise in the calculation of the Termination Fee, Adjusted Termination Fee or Liquidated Damages Amount, including after the closing date of any Remington Transaction (as defined in Section 4.02 of the ERFP Agreement).”

(g)                                  by amending and restating subclause (i)(B) in clause (b) in the definition of “Termination Fee” in its entirety as follows:

“(B) the Ashford Inc. Adjusted EBITDA for the LTM Period (which for purposes of this clause (b) shall include the EBITDA (adjusted on a comparable basis to the Ashford Inc. Adjusted EBITDA) for the same LTM Period of any Person that the Advisor acquired a beneficial ownership interest in during the applicable measurement period, in the same proportion as the Advisor’s beneficial ownership of the acquired Person, multiplied by”

(h)                                 by deleting clause (iv) in the definition of “Total Market Capitalization” and to delete the words “, multiplied by” at the end of clause (iii) in the definition of “Total Market Capitalization”.

(i)                                     by replacing the words “after the date of this Amended Agreement” in clause (C) in the definition of “Uninvested Amount” with “after January 24, 2017”.

(j)                                    by adding the following definitions in the appropriate alphabetical order:

“Enhanced Return Hotel Asset” shall have the meaning set forth in the ERFP Agreement.

“Enhanced Return Replacement Asset” means a real property asset that is purchased by the Company on recommendation of Ashford LLC without an additional Enhanced Return Investment provided by Ashford LLC at a time when there is a Sold ERFP Asset Amount balance.

“ERFP Agreement” shall mean the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement dated as of January 15, 2019 by and among the parties hereto.

“Net Asset Fee Adjustment” shall be equal to the result of (i) the product of (A) the Sold Non-ERFP Asset Amount, if any, and (B) 0.70% plus (ii) the product of (A) the Sold ERFP Asset Amount, if any, and (B) 1.07%.

“Sold ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries) of an Enhanced Return Hotel Asset occurring after the date of the ERFP Agreement (the “First ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of an Enhanced Return Hotel Asset or an Enhanced Return Replacement Asset (each, a “Successive ERFP Transaction”), equal to (i) immediately after the First ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset and (ii) immediately after each Successive ERFP Transaction, an amount equal to the Sold ERFP Asset Amount in effect immediately prior to the Successive ERFP Transaction plus, in the case that such Successive ERFP Transaction is a sale or disposition of an Enhanced Return Hotel Asset or an Enhanced Return Replacement Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset or an Enhanced Return Replacement Asset or minus, in the case that such Successive ERFP Transaction is a purchase of an Enhanced Return Hotel Asset or an Enhanced Return Replacement Asset, the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset or an Enhanced Return Replacement Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero.

“Sold Non-ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed -in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries)  of any real property owned by the Company (other than any Enhanced Return Hotel Asset and an Enhanced Return Replacement Asset) (a “Non-ERFP Hotel Asset”) occurring after the date of the ERFP Agreement (the “First Non-ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of a Non-ERFP Hotel Asset (each, a “Successive Non-ERFP Transaction”), equal to (i) immediately after the First Non-ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset and (ii) immediately after each Successive Non-ERFP Transaction, an amount equal to the Sold Non-ERFP Asset Amount in effect immediately prior to the Successive Non-ERFP Transaction plus, in the case such Successive Non-ERFP Transaction is the sale of a Non-ERFP Hotel Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset or minus, in the case such Successive Non-ERFP Transaction is the purchase of an Non-ERFP Hotel Asset, the publicly disclosed purchase price  (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero.

Section 5.10                             Section 24.2 of the Advisory Agreement is hereby amended by deleting the cross-references to the definitions of the below defined terms as set forth therein:

“Key Money Assets”

“Key Money Clawback Amount”

“Key Money Incentive Fees”

“Key Money Investments”

“Key Money Return”

ARTICLE VI. MISCELLANEOUS

Section 6.01                             Notices.  Any notices, instructions or other communications required or contemplated by this ERFP Agreement shall be deemed to have been properly given and to be effective upon delivery if delivered in person, sent electronically or upon receipt if sent by courier service.

All such communications to the Company, Operating Partnership or Braemar TRS shall be addressed as follows:

Braemar Hotels & Resorts Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  Chief Executive Officer

With a copy to:

Braemar Hotels & Resorts Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  General Counsel

All such communications to the Advisor shall be addressed as follows:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  Chief Executive Officer

With a copy to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  General Counsel

Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 6.01.

Section 6.02                             Governing Law; Consent to Jurisdiction.  This ERFP Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Texas state court, or federal court of the United States of America, in each case sitting in Dallas County, Texas, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this ERFP Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally:  (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Texas state court or, to the extent permitted by applicable law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Texas state or federal court; and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Texas state or federal court.

Section 6.03                             Entire Agreement; Conflicts.  This ERFP Agreement and the Advisory Agreement reflect the entire understanding of the parties hereto with respect to the subject matter hereof and supersede and replace all agreements between the Company and the Advisor with respect to the subject matter hereof.

Section 6.04                             Successors and Assigns.  This ERFP Agreement shall inure to the benefit of and be binding upon the parties to this ERFP Agreement, and no other Person shall acquire or have any right under, or by virtue of, this ERFP Agreement.  Each of the parties to this ERFP Agreement may, with the written consent of each of the parties hereto, assign this ERFP Agreement to any successor to all or substantially all of its assets, rights and/or obligations.  Each of the parties shall have the right to assign this ERFP Agreement to any Affiliate of such party (other than an Affiliate that is already a party).

Section 6.05                             Sophisticated Counsel.  The parties hereto are sophisticated parties and have consulted with their own counsel in connection with the execution of this ERFP Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this ERFP Agreement.

Section 6.06                             Amendment, Modifications and Waiver.  Articles I, II, III, IV and this Article VI of this ERFP Agreement shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties to this ERFP Agreement.  The waiver by a party of a breach of Articles I, II, III, IV and this Article VI of this ERFP Agreement shall not operate or be construed as a waiver of any subsequent breach.  The provisions of the Advisory Agreement with respect to the amendment of the Advisory Agreement shall govern future amendments of the Advisory Agreement (including without limitation the provisions of the Advisory Agreement set forth in Article V hereof) and shall not be modified by this Section 6.06.

Section 6.07                             Counterparts.  This ERFP Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this ERFP Agreement executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 6.08                             Descriptive Headings.  Descriptive headings of the several Sections of this ERFP Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURES BEGIN ON NEXT PAGE)

IN WITNESS WHEREOF, the undersigned have executed this ERFP Agreement as of the Effective Date.

BRAEMAR:
Braemar Hotels & Resorts Inc.

By:	/s/ Richard Stockton
	Name:	Richard Stockton
	Title:	Chief Executive Officer

OPERATING PARTNERSHIP:
Braemar Hospitality Limited Partnership

By: Braemar OP General Partner LLC, its general partner

By:	/s/ Richard Stockton
	Name:	Richard Stockton
	Title:	Chief Executive Officer

BRAEMAR TRS:
Braemar TRS Corporation

By:	/s/ Deric S. Eubanks
	Name:	Deric S. Eubanks
	Title:	President

[Signature page to the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement]

ADVISOR:
Ashford Hospitality Advisors LLC

By:	/s/ J. Robison Hays
	Name:	J. Robison Hays
	Title:	Co-President and Chief Strategy Officer

Ashford Inc.

By:	/s/ J. Robison Hays
	Name:	J. Robison Hays
	Title:	Co-President and Chief Strategy Officer

[Signature page to the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement]